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                                             EXHIBIT 99.1



CONTACT:  CAM L. GARNER
          CHAIRMAN, PRESIDENT AND CEO
          DURA PHARMACEUTICALS, INC.
          (619) 457-2553


                  DURA PHARMACEUTICALS ANNOUNCES ACQUISITION OF
                    CECLOR(R) CD AND KEFTAB(R) FROM ELI LILLY

         SAN DIEGO, CA -- August 22, 1996 -- Dura Pharmaceuticals, Inc. (Nasdaq NNM:DURA) today announced that it has signed an agreement with Eli Lilly and Company to acquire exclusive U.S. marketing rights to the patented cephalosporin antibiotics Keftab(R) (cephalexin hydrochloride) and Ceclor(R) CD (cefaclor extended release tablets) for $100 million plus additional contingent amounts. As part of the agreement, Lilly will manufacture the products for Dura. The transaction is expected to close next month, and is subject to review under the Hart-Scott-Rodino Act.

         The Company believes that the two products could generate combined annual sales of $100 million in the year 2000. The market for oral antibiotics in the U.S. was approximately $4.8 billion in 1995. Keftab has current annual sales of approximately $15 million. Currently, there are approximately four million prescriptions written annually in the United States for the solid form of Ceclor. Ceclor CD, for which Lilly received marketing approval from the FDA in June and which Dura expects to launch this fall, will offer the advantage of twice-a-day dosing.

         The addition of Ceclor CD and Keftab complements Dura's existing line of prescription products and is expected to have both strong strategic and positive financial impact. The products are not only expected to produce incremental earnings and continued strong sales growth, they will also enable Dura to grow its field sales force to effectively launch its first Spiros(TM) product (albuterol) expected in late 1998. Dura will immediately undertake expansion of its field sales force from approximately 140 to over 200 by the end of 1996, and expects to continue sales force growth in 1997.

         Dura will begin promoting Keftab to physicians immediately after the transaction closes and will launch and vigorously promote Ceclor CD in time for the upcoming respiratory season. Ceclor CD is expected to be heavily prescribed for bronchitis by Dura's current physician base.

         Commenting on the announcement, Dura's Chairman, President and Chief Executive Officer Cam L. Garner stated, "Keftab and Ceclor CD are ideally suited for Dura as they should provide strong revenue and
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earnings growth and support the expansion of our sales force to position Dura for an effective launch of our Spiros products. Keftab is a well-established product that has been shown to be very responsive to promotional efforts. Ceclor CD has exciting potential and will benefit from the strong brand recognition of Ceclor.

         "We will immediately begin investing in the launch of these products, including the expansion of the sales force," Garner said. "Earnings from these products should build significantly starting in 1997."

         "We have been pleased with our relationship with Dura, which began in 1995 with a similar agreement involving Capastat(R) Sulfate (capreomycin sulfate, USP) and Seromycin(R) (cycloserine capsules, USP)," said Mitch Daniels, president of North American operations for Lilly. "This agreement will allow both companies to best utilize resources and at the same time deliver valuable products to our customers."

         Dura Pharmaceuticals is a San Diego-based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma and related respiratory conditions. Dura's mission is to be the leading niche pharmaceutical and drug delivery company in the high-growth U.S. respiratory market. The company is pursuing that goal through two major strategies: (1) acquiring late-stage prescription pharmaceuticals for marketing to high-prescribing respiratory physicians and (2) developing Spiros(TM), a proprietary pulmonary drug delivery system.

         Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, dedicated to creating and delivering superior health care solutions -- by combining pharmaceutical innovations, existing pharmaceutical technology, disease prevention and management, and information technologies -- in order to provide customers worldwide with optimal clinical and economic outcomes.

         Except for the historical and factual information contained herein, the matters discussed in this press release contain forward-looking statements which involve risks and uncertainties, including competitive products and pricing, and other risks detailed from time to time in the Dura's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

         News releases from Dura Pharmaceuticals are available at no charge through PR Newswire's On-Call fax service. For a menu of available news releases or to retrieve a specific release made by Dura, please call (800- 758-5804, extension 197051).

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